EXHIBIT 23.2

Jones Simkins PC Certified Public Accountants 1011 West 400 North, Suite 100 PO Box 747 Logan, UT 84323-0747 Phone: (435) 752-1510 (877) 752-1510 Fax: (435) 752-4878	Officers: Paul D. Simkins, CPA Michael C. Kidman, CPA, MBA Brent S. Sandberg, CPA Brett C. Hugie, CPA Mark E. Low, CPA H. Paul Gibbons, CPA

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 5, 2007, relating to the consolidated financial statements of ClearOne Communications, Inc. included in the Annual Report on Form 10-K for the year ended June 30, 2007.

/s/ Jones Simkins, P.C.

JONES SIMKINS, P.C.
Logan, Utah
January 17, 2008